Exhibit 4.3

CIT GROUP INC.

and

THE BANK OF NEW YORK,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 23, 2007

          THIS SECOND SUPPLEMENTAL INDENTURE, dated as of October 23, 2007 (the “Second Supplemental Indenture”), between CIT Group Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), amending and supplementing the Indenture, dated as of January 20, 2006 between the Company and the Trustee, governing the issuance of senior debt securities (the “Base Indenture”), as amended and supplemented by the first supplemental indenture, dated as of February 13, 2007 (the “First Supplemental Indenture”). The Base Indenture, as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, shall be referred to herein as the “Indenture”.

RECITALS

          WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s senior unsecured notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

          WHEREAS, Section 9.1(6) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.1 and Section 3.1 of the Base Indenture;

          WHEREAS, pursuant to Section 3.1 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 7.50% Senior Notes due 2015 (the “Senior Notes”), the form and terms of such Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in this Second Supplemental Indenture; and

          WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, and all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.

          NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

                    Section 1.01 Relation to Base Indenture. This Second Supplemental Indenture constitutes an integral part of the Base Indenture, and supplements and amends the Base Indenture solely with respect to the Senior Notes.

                    Section 1.02 Definition of Terms. For all purposes of this Second Supplemental Indenture:

(a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture;

(b) the definition of any term in this Second Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c) a term not defined herein or in the Base Indenture shall have the meaning set forth in the Purchase Contract and Pledge Agreement or the Remarketing Agreement.

(d) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(e) the singular includes the plural and vice versa;

(f) headings are for convenience of reference only and do not affect interpretation;

(g) the following terms have the meanings given to them in this Section 1.02(g):

          “Accounting Event” means the receipt by the audit committee of the Company’s Board of Directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50—Reports on the Application of Accounting Principles,” from the Company’s independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the Senior Notes, the Company must either (a) account for the Purchase Contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure the fair value of all or any portion of the Purchase Contracts with changes appearing in the Company’s income statement) or (b) account for the Units using the if-converted method under SFAS 128, and that such accounting treatment will cease to apply upon redemption of the Senior Notes.

          “Applicable Ownership Interest in Senior Notes” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Applicable Principal Amount” means the aggregate principal amount of the Senior Notes underlying the Applicable Ownership Interest in Senior Notes that are components of the Corporate Units on the Special Event Redemption Date.

          “Beneficial Owner” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Board of Directors” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Business Day” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Cash Merger Early Settlement” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Cash Settlement” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Collateral Account” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Collateral Agent” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Collateral Substitution” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Corporate Unit” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Coupon Rate” has the meaning set forth in Section 2.05(a).

          “Custodial Agent” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Depositary” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Depositary Participant” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Early Settlement” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Failed Initial Remarketing” means a Failed Remarketing on the First Remarketing Date.

          “Failed Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Final Remarketing Date” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “First Remarketing Date” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Global Senior Note” has the meaning set forth in Section 2.04.

          “Interest Payment Date” means a Quarterly Interest Payment Date or a Semiannual Interest Payment Date, as applicable.

          “Interest Period” means, with respect to any Interest Payment Date, the period from and including the immediately preceding Interest Payment Date on which interest was paid or duly provided for (or if none, the date hereof) to, but excluding, such Interest Payment Date.

          “Maturity Date” has the meaning set forth in Section 2.02.

          “Optional Redemption” means the redemption of the Senior Notes pursuant to the terms of Section 3.02.

          “Optional Redemption Date” has the meaning set forth in Section 3.02.

          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

          “Pledged Applicable Ownership Interests in Senior Notes” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Purchase Contract” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Purchase Contract Agent” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement, dated as of October 23, 2007, among the Company, The Bank of New York, as Purchase Contract Agent, and attorney-in-fact for Holders of the Purchase Contract, and The Bank of New York, as Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time.

          “Purchase Contract Settlement Date” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Put Price” has the meaning set forth in Section 8.05(a).

          “Put Right” has the meaning set forth in Section 8.05(a).

          “Quarterly Interest Payment Date” has the meaning set forth in Section 2.05(b)(i).

          “Quotation Agent” means any primary U.S. government securities dealer selected by the Company.

          “Redemption” means either an Optional Redemption or a Special Event Redemption.

          “Redemption Amount” means, for each Senior Note, an amount equal to the product of the principal amount of such Senior Note and a fraction, the numerator of which is the Treasury Portfolio Purchase Price and the denominator of which is the Applicable Principal Amount; provided that in no event shall the Redemption Amount for any Senior Note be less than the principal amount of such Senior Note.

          “Redemption Date” means either the Optional Redemption Date or Special Event Redemption Date.

          “Redemption Price” shall mean, for each Senior Note, (i) in the event of a Special Event Redemption, the Redemption Amount and (ii) in the event of an Optional Redemption, the principal amount, in each case plus any accrued and unpaid interest on such Senior Note to, but excluding, the applicable Redemption Date.

          “Regular Record Date” means, with respect to any Interest Payment Date for the Senior Notes, the first day of the calendar month in which such Interest Payment Date falls regardless of whether such day is a Business Day.

          “Remarketed Senior Notes” has the meaning set forth in the Remarketing Agreement.

          “Remarketing” has the meaning set forth in the Remarketing Agreement.

          “Remarketing Agents” means Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., or any successor thereto or replacement Remarketing Agents appointed by the Company pursuant to the Remarketing Agreement.

          “Remarketing Agreement” means the Remarketing Agreement, dated as of October 23, 2007, among the Company, Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., as Remarketing Agents and The Bank of New York, as Purchase Contract Agent, as amended from time to time.

          “Remarketing Date” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Remarketing Fee” has the meaning set forth in the Remarketing Agreement.

          “Remarketing Notice” has the meaning set forth in the Remarketing Agreement.

          “Remarketing Price” has the meaning set forth in the Remarketing Agreement.

          “Reset Rate” has the meaning set forth in the Remarketing Agreement.

          “Semiannual Interest Payment Date” has the meaning set forth in Section 2.05(b)(ii).

          “Separate Senior Notes” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Special Event” shall mean either a Tax Event or an Accounting Event.

          “Special Event Redemption” means a redemption effected in connection with and as a result of the occurrence of a Special Event pursuant to Section 3.01.

          “Special Event Redemption Date” has the meaning set forth in Section 3.01.

          “Successful Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the Senior Notes, there is more than an insubstantial increase in the risk that interest payable by the Company on the Senior Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

          “Termination Event” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          “Treasury Portfolio” means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to November 15, 2010 in an aggregate amount at maturity equal to the Applicable Principal Amount and with respect to each scheduled Interest Payment Date on the Senior Notes that occurs after the Special Event Redemption Date, to and including the Purchase Contract Settlement Date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the Business Day immediately preceding such scheduled Interest Payment Date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the Applicable Principal Amount of the Senior Notes on such date.

          “Treasury Portfolio Purchase Price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the Quotation Agent between 9:00 a.m. and 11:00 a.m., New York City time, on the third Business Day immediately preceding the Special Event Redemption Date for the purchase of the Treasury Portfolio for settlement on the Special Event Redemption Date.

          “Treasury Unit” has the meaning set forth in the Purchase Contract and Pledge Agreement.

          The terms “Company,” “Trustee,” “Indenture,” “Base Indenture,” “First Supplemental Indenture” and “Senior Notes” shall have the respective meanings set forth in the paragraph preceding the recitals to this Second Supplemental Indenture.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

                    Section 2.01 Designation and Principal Amount. There is hereby authorized a series of Securities designated as 7.50% Senior Notes due 2015 limited in aggregate principal amount to $600,000,000 (up to $690,000,000 if the Underwriters exercise their over-allotment option in full). The Senior Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Senior Notes pursuant to Section 3.1 of the Base Indenture.

                    Section 2.02 Maturity. Unless a Special Event Redemption or an Optional Redemption occurs prior to the Maturity Date (defined below), the date upon which the Senior Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is November 15, 2015 (the “Maturity Date”).

                    Section 2.03 Form, Payment and Appointment. Except as provided in Section 2.04, the Senior Notes shall be issued in fully registered, certificated form, bearing identical terms. Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are components of Corporate Units shall be registered in the name of the Collateral Agent. Principal of and interest on the Senior Notes will be payable, the transfer of such Senior Notes will be registrable, and such Senior Notes will be exchangeable for Senior Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the corporate trust office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the holder at such address as shall appear in the Security register or by wire transfer to an account appropriately designated by the holder entitled to payment. Payments with respect to any Global Senior Note will be made by wire transfer to the Depositary.

          No service charge shall be made for any registration of transfer or exchange of the Senior Notes, but the Company may require payment from the holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

          The Paying Agent and security registrar for the Senior Notes shall initially be the Trustee.

          The Senior Notes shall be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof; provided, however, that upon the release by the Collateral Agent of Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes (other than any release of Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes in connection with (i) the creation of Treasury Units by Collateral Substitution, (ii) a Successful Remarketing, (iii) Cash Merger Early Settlement, (iv) Early Settlement with separate cash or (v) Cash Settlement, in accordance with Section 3.13, Section 5.02(b), Section 5.04, Section 5.07 or Section 5.02(a) of the Purchase Contract and Pledge Agreement, as the case may be), the Senior Notes shall be issuable in denominations of $25 and integral multiples of $25 in excess thereof, and the Company shall issue Senior Notes in any such denominations if requested by the Purchase Contract Agent on behalf of any holder or Beneficial Owner.

                    Section 2.04 Global Senior Notes. Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued in permanent global form (a “Global Senior Note”), and if issued as one or more Global Senior Notes, the Depositary shall be The Depository Trust Company or such other depositary as any officer of the Company may from time to time designate. On the date on which the Senior Notes registered in the name of the Collateral Agent pursuant to Section 2.03 are issued, the Company shall also issue one or more Global Senior Notes, registered in the name of the Depositary or its nominee, each having a zero principal balance. Upon the creation of Treasury Units, or the recreation of Corporate Units, an appropriate annotation shall be made on the Schedule of Increases and Decreases on the Global Senior Notes held by the Depositary. Except as otherwise provided in the Indenture, or except upon recreation of Corporate Units, Senior Notes represented by the Global Senior Notes will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in certificated form. Unless and until such Global Senior Note is exchanged for Senior Notes in certificated form, Global Senior Notes may be transferred, in whole but not in part, and any payments on the Senior Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

                    Section 2.05 Interest. (a) The Senior Notes will bear interest initially at the rate of 7.50% per year (the “Coupon Rate”) from and including October 23, 2007 to, but excluding, the Maturity Date, or in the event of a Successful Remarketing, the Purchase Contract Settlement Date. In the event of a Successful Remarketing of the Senior Notes, the Coupon Rate will be reset by the Remarketing Agents to the Reset Rate with effect from the Purchase Contract

Settlement Date, as set forth in Section 8.03. If the Coupon Rate is so reset, the Senior Notes will bear interest at the Reset Rate from and including the Purchase Contract Settlement Date to, but excluding, the Maturity Date. The Senior Notes shall bear interest, to the extent permitted by law, on any overdue principal and interest at the Coupon Rate, unless a Successful Remarketing shall have occurred, in which case interest on such amounts shall accrue at the Reset Rate from and after the Purchase Contract Settlement Date, in each case, compounded quarterly through the Purchase Contract Settlement Date and compounded semi-annually, thereafter.

                              (b)  (i) Prior to and on the Purchase Contract Settlement Date, interest on the Senior Notes shall be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year (each, a “Quarterly Interest Payment Date”), commencing February 17, 2008, to the Person in whose name the relevant Senior Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date, except as provided in Section 3.01.

                                    (ii) After the Purchase Contract Settlement Date and following a successful Remarketing, interest on the Senior Notes shall be payable semi-annually in arrears on May 17 and November 17 of each year (each, a “Semiannual Interest Payment Date”), commencing May 17, 2011, to the Person in whose name the relevant Senior Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date.

                              (c)  The amount of interest payable for any full Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).

                    Section 2.06 No Defeasance. Section 4.2 of the Base Indenture shall not apply to the Senior Notes.

                    Section 2.07 No Sinking Fund or Repayment at Option of the Holder. The Senior Notes are not entitled to the benefit of any sinking fund and Article 12 of the Base Indenture shall not apply to the Senior Notes.

                    Section 2.08 Paying Agent. The Company initially appoints the Trustee as the Paying Agent for the Senior Notes.

ARTICLE III
REDEMPTION OF THE SENIOR NOTES

                    Section 3.01 Special Event Redemption. If a Special Event shall occur and be continuing prior to the earlier of the date of a Successful Remarketing and the Purchase Contract

Settlement Date, the Company may, at its option, redeem the Senior Notes in whole, but not in part, on any Interest Payment Date, at a price per Senior Note equal to the Redemption Price, payable on the date of redemption (the “Special Event Redemption Date”).

                    In connection with any Special Event Redemption, in exchange for any Senior Notes surrendered for redemption on or after the relevant Special Event Redemption Date, the Trustee shall pay the Redemption Price (a) to the Collateral Agent, in the case of Senior Notes that underlie the Applicable Ownership Interests in Senior Notes included in Corporate Units, which amount shall be applied by the Collateral Agent in accordance with the terms of the Purchase Contract and Pledge Agreement, and (b) to the holders of the Separate Senior Notes, in the case of Separate Senior Notes.

                    Section 3.02 Optional Redemption. The Company may redeem the Senior Notes, in whole or in part, on a date not earlier than November 15, 2012 at a price per Senior Note equal to the Redemption Price, payable on the date of redemption (the “Optional Redemption Date”) to the holder presenting such Senior Note for redemption.

          The Company may at any time irrevocably waive its right to redeem the Senior Notes for any specified period (including the remaining term of the Senior Notes). The Company may not redeem the Senior Notes under this Section 3.02 if the Senior Notes have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Senior Notes for all Interest Periods terminating on or prior to the Redemption Date.

                    Section 3.03 Notice of Redemption. Solely with respect to the Senior Notes, Section 11.4 of the Base Indenture is hereby amended and supplemented by adding the following:

          In addition, the Company shall notify the Collateral Agent in writing that the Company intends to redeem the Senior Notes on the Redemption Date and, in the case of a Special Event Redemption, that a Special Event has occurred. If the Company elects to redeem the Senior Notes in connection with a Special Event Redemption, the Company shall appoint the Quotation Agent to assist the Company in determining the Treasury Portfolio Purchase Price.

                    Section 3.04 Effect of Redemption. Unless the Company defaults in the payment of the Redemption Price, on and after the Redemption Date, (a) interest shall cease to accrue on the Senior Notes immediately prior to the close of business on the Redemption Date, (b) the Senior Notes shall become due and payable at the Redemption Price, and (c) the Senior Notes shall be void and all rights of the holders in respect of the Senior Notes shall terminate and lapse (other than the right to receive the Redemption Price upon surrender of such Senior Notes but without interest on such Redemption Price). Following the notice of a Redemption, neither the Company nor the Trustee shall be required to register the transfer of or exchange the Senior Notes to be redeemed. The redemption provisions of Sections 11.5 and 11.6 of the Base Indenture shall not apply to the Senior Notes.

                    Section 3.05 Redemption Procedures. On or prior to the Redemption Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Redemption Date, the aggregate Redemption Price for Senior Notes being redeemed. If the Company gives an irrevocable notice of redemption with respect to the Senior Notes pursuant to Section 3.03 in connection with an Optional Redemption, and the Company has paid to the Trustee the Redemption Price of the Senior Notes to be redeemed, then, on the Redemption Date, the Trustee will irrevocably deposit such funds with the Depositary. The Company will also give the Depositary irrevocable instructions and authority to pay the Redemption Price in immediately available funds to the holders of beneficial interests in the Global Senior Notes. If any Redemption Date is not a Business Day, then the Redemption Amount will be payable on the next Business Day (and without any interest or other payment in respect of any such delay). Interest to be paid on or before the Redemption Date for any Senior Notes called for Redemption shall be payable to the holders on the Regular Record Dates for the related Interest Payment Dates. If any Senior Notes called for redemption are not so paid upon surrender thereof for redemption, the Redemption Price will, until paid, bear interest from the Redemption Date at the Coupon Rate. In exchange for the unredeemed portion of such surrendered Senior Notes, new Senior Notes in an aggregate principal amount equal to the unredeemed portion will be issued.

                    Section 3.06 No Other Redemption. Except as set forth in this Article III, the Senior Notes shall not be redeemable by the Company prior to the Maturity Date.

ARTICLE IV
FORM OF SENIOR NOTE

                    Section 4.01 Form of Senior Note. The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Senior Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE V
ORIGINAL ISSUE OF SENIOR NOTES

                    Section 5.01 Original Issue of Senior Notes. Senior Notes in the aggregate principal amount of $600,000,000 (up to $690,000,000 if the Underwriters exercise their over-allotment option in full) may from time to time, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Senior Notes to or upon the written order of the Company pursuant to Section 2.2 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE VI
SUPPLEMENTAL INDENTURES

                    Section 6.01 Supplemental Indentures with Consent of holders of Senior Notes. As set forth in Section 9.2 of the Base Indenture, with the consent of the holders of a majority in the aggregate principal amount of Senior Notes affected by such supplemental indenture at the time outstanding, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto or to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or this Second Supplemental Indenture or of modifying in any manner the rights of the holders of the Senior Notes; provided, however, that, solely with respect to the Senior Notes, in addition to clauses (1) through (4) of Section 9.2 of the Base Indenture, no such indenture or supplemental indenture shall (a) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Note, (b) modify the terms of the Put Right or (c) modify the interest rate reset or Remarketing provisions of the Senior Notes, without, in the case of each of the foregoing clauses (a), (b) and (c), the consent of the holder of each Senior Note affected.

                    Section 6.02 Supplemental Indentures without Consent of holders of Senior Notes. As set forth in Section 9.1 of the Base Indenture, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto or to the Base Indenture for the purpose of adding certain provisions or changing certain provisions of the Base Indenture or this Second Supplemental Indenture without the consent of the holders of the Senior Notes. Solely with respect to the Senior Notes, in addition to clauses (1) through (10) of Section 9.1 of the Base Indenture, the Company and the Trustee may enter into a supplemental indenture to modify the terms of the Senior Notes (x) to cure any ambiguity or correct any inconsistency (provided that any amendment made solely to conform the provisions of this Second Supplemental Indenture to the “Description of Notes” contained in the prospectus supplement related to the offering of the Corporate Units of which the Senior Notes form a part shall not be deemed to adversely affect the interests of the holder of Senior Notes) and (y) in connection with the Remarketing, in each case to be effective on and after the Purchase Contract Settlement Date to provide for the Senior Notes to mature at any time earlier than November 15, 2015, provided that the Senior Notes may not mature earlier than November 15, 2012; provided further that in the case of clause (y) above, that notice of such modification of the terms must be provided to holders and prospective purchasers of the Senior Notes prior to such time (which notice, if applicable, may be in the form of the prospectus used for the Remarketing of the Senior Notes delivered to the holders of the Senior Notes).

ARTICLE VII
MISCELLANEOUS

                    Section 7.01 Ratification of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

                    Section 7.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

                    Section 7.03 New York Law To Govern. THIS SECOND SUPPLEMENTAL INDENTURE AND EACH SENIOR NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

                    Section 7.04 Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Senior Notes, but this Second Supplemental Indenture and the Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

                    Section 7.05 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE VIII
REMARKETING

                    Section 8.01 Remarketing Procedures. (a) The Company or the Purchase Contract Agent, at the Company’s request, shall give the Remarketing Notice, not later than 10:00 a.m., New York City time, on October 5, 2010, to the Holders of Units and holders of Separate Senior Notes. Unless a Special Event Redemption or a Termination Event has occurred prior to the First Remarketing Date, the Company shall engage the Remarketing Agents pursuant to the Remarketing Agreement for the Remarketing of the Senior Notes. The Company will request, not later than October 5, 2010 that the Depositary or its nominee notify the Beneficial Owners or Depositary Participants holding Separate Senior Notes, Corporate Units and Treasury Units of the procedures to be followed in the Remarketing, including, in the case of a Failed Final Remarketing, the procedures that must be followed by a holder of Separate Senior Notes if such holder wishes to exercise its Put Right or by a holder of Applicable Ownership Interests in Senior Notes if such holder elects not to exercise its Put Right.

                              (b) Each holder of Separate Senior Notes may elect to have the Separate Senior Notes held by such holder remarketed in any Remarketing. A holder making such an election must, pursuant to the Purchase Contract and Pledge Agreement, notify the Collateral Agent through a notice of election and deliver such Separate Senior Notes to the Collateral Agent prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the First Remarketing Date (but no earlier than the Interest Payment Date immediately preceding the First Remarketing Date). The Custodial Agent shall hold the Separate Senior Notes in a separate account from the Collateral Account in which the pledged Senior Notes shall be held. Any such notice and delivery may be withdrawn prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the First Remarketing Date in accordance with the provisions set forth in the Purchase Contract and Pledge Agreement. Any such notice and delivery not withdrawn by such time will be irrevocable with respect to each Remarketing. Pursuant to Section 5.02 of the Purchase Contract and Pledge Agreement, promptly after 11:00 a.m., New York City time, on the Business Day immediately preceding the First Remarketing Date, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agents of the principal amount of Separate Senior Notes tendered for remarketing and shall cause such Separate Senior Notes to be presented to the Remarketing Agents. Under Section 5.02 of the Purchase Contract and Pledge Agreement, Senior Notes that underlie Applicable Ownership Interests in Senior Notes included in Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement.

                              (c) The right of each holder of Remarketed Senior Notes to have such Senior Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (i) the Remarketing Agents conduct a Remarketing pursuant to the terms of the Remarketing Agreement on such Remarketing Date, (ii) neither a Special Event Redemption nor a Termination Event has occurred prior to such Remarketing Date, (iii) the Remarketing Agents are able to find a purchaser or purchasers for Remarketed Senior Notes at the Remarketing Price based on the Reset Rate and (iv) the purchaser or purchasers deliver the purchase price therefor to the Remarketing Agents as and when required.

                              (d) Neither the Trustee, the Company nor the Remarketing Agents shall be obligated in any case to provide funds to make payment upon tender of Senior Notes for remarketing.

                    Section 8.02 Remarketing. (a) Unless a Special Event Redemption or a Termination Event has occurred prior to the First Remarketing Date, on the First Remarketing Date, the Remarketing Agents shall, pursuant and subject to the terms of the Remarketing Agreement, use their reasonable efforts to remarket the Remarketed Senior Notes at the Remarketing Price.

                              (b) In the case of a Failed Initial Remarketing, on each successive Business Day to, and including, the earlier of (i) the Final Remarketing Date and (ii) the day of Successful Remarketing, the Remarketing Agents shall use their reasonable efforts to remarket the Remarketed Senior Notes at the Remarketing Price. It is understood and agreed that Remarketing on any Remarketing Date will be considered successful and no further attempts will be made if the resulting proceeds are at least equal to the Remarketing Price.

                    Section 8.03 Reset Rate. (a) In connection with each Remarketing, the Remarketing Agents shall determine the Reset Rate (rounded to the nearest one-thousandth (0.001) of one percent per annum).

                              (b) Anything herein to the contrary notwithstanding, the Reset Rate shall in no event exceed the maximum rate permitted by applicable law.

                              (c) In the event of a Failed Remarketing or if no Applicable Ownership Interests in Senior Notes are included in Corporate Units and none of the holders of the Separate Senior Notes elect to have their Senior Notes remarketed in any Remarketing, the applicable interest rate on the Senior Notes will not be reset and will continue to be the Coupon Rate.

                               (d) In the event of a Successful Remarketing, the Coupon Rate shall be reset on the Purchase Contract Settlement Date to the Reset Rate as determined by the Remarketing Agents under the Remarketing Agreement, and the Company shall issue a press release containing such Reset Rate and publish such information on its website.

                    Section 8.04 Failed Remarketing. If, by 4:00 p.m., New York City time, on any Remarketing Date, despite using reasonable efforts, the Remarketing Agents are unable to remarket all of the Remarketed Senior Notes at the Remarketing Price pursuant to the terms and conditions hereof and of the Remarketing Agreement or the Remarketing has not occurred because a condition precedent to the Remarketing has not been fulfilled, a Failed Remarketing shall be deemed to have occurred.

                    Section 8.05 Put Right.

                              (a) Subject to paragraph (b) hereof, if there has not been a Successful Remarketing on or prior to the Final Remarketing Date, holders of Senior Notes will, subject to this Section 8.05, have the right (the “Put Right”) to require the Company to purchase such Senior Notes on the Purchase Contract Settlement Date, at a price per Senior Note equal to the principal amount of the applicable Senior Note (the “Put Price”).

                              (b) The Put Right of holders of Applicable Ownership Interests in Senior Notes that are part of Corporate Units will be deemed to be automatically exercised unless such holders (1) prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, provide written notice to the Purchase Contract Agent of their intention to settle the related Purchase Contract with separate cash, and (2) on or prior to 5:00 p.m., New York City time, on the Business Day prior to the Purchase Contract Settlement Date, deliver to the Collateral Agent $25 in cash per Purchase Contract, in each case pursuant to the Purchase Contract Agreement. Holders that do not satisfy conditions (1) and (2) above shall be deemed to have elected to pay the Purchase Price for the shares of Common Stock to be issued under the related Purchase Contract from the proceeds of the Put Right in full satisfaction of such holders’ obligations under the Purchase Contracts.

                              (c) The Put Right of a holder of a Separate Senior Note shall only be exercisable upon delivery of a notice to the Trustee by such holder on or prior to the second Business Day immediately preceding the Purchase Contract Settlement Date. On or prior to the Purchase Contract Settlement Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date, the aggregate Put Price of all Separate Senior Notes with respect to which a holder has exercised a Put Right. In exchange for any Separate Senior Notes surrendered pursuant to the Put Right, the Trustee shall distribute the Put Price to the holders of such Separate Senior Notes.

ARTICLE IX

ADDITIONAL EVENTS OF DEFAULT

                    Section 9.01 Additional Events of Default. Solely with respect to the Senior Notes, in addition to the events listed as Events of Default in Section 5.1 of the Base Indenture, a default in the payment of the principal of, or premium, if any, on the Senior Notes when due (whether at the Maturity Date, as a result of a Put Right or otherwise) shall be an additional Event of Default with respect to the Senior Notes.

ARTICLE X

TAX TREATMENT

                    Section 10.01 Tax Treatment. The Company agrees, and by acceptance of a Corporate Unit or a Separate Senior Note, each holder will be deemed to have agreed (1) to treat each beneficial owner of a Corporate Unit as the owner of the Applicable Ownership Interest in Senior Notes constituting a part of such Corporate Unit for U.S. federal income tax purposes and (2) not to treat the Senior Notes as contingent payment debt instruments for U.S. federal income tax purposes.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first written above.

CIT GROUP INC.

By:	/s/ Glenn A. Votek

Name: Glenn A. Votek
Title: Executive Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Larry O'Brien

Name: Larry O'Brien
Title: Vice President

EXHIBIT A

[IF THIS SENIOR NOTE IS TO BE A GLOBAL SECURITY, INSERT:]

THIS SENIOR NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS SENIOR NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CIT GROUP INC.

7.50% Senior Notes due November 15, 2015

CUSIP No.:[ ]
ISIN NUMBER: [ ]
No.	$[ ]

          CIT Group Inc., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [               ], or registered assigns, [the principal sum of               DOLLARS] [the principal sum as set forth in the Schedule of Increases or Decreases in Senior Note attached hereto, which amount shall not exceed $600,000,000 (or $690,000,000 if the Underwriters exercise their over-allotment in full)], on November 15, 2015 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest thereon from the original issuance date or the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 17, May 17, August 17 and November 17 of each year (each, a “Quarterly Interest Payment Date”), commencing February 17, 2008 at the rate of 7.50% per annum through the Purchase Contract Settlement Date, and thereafter semi-annually in arrears on May 17 and November 17 of each year (each, a “Semiannual Interest Payment Date”), commencing May 17, 2011, at the Reset Rate, or if there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, at the Coupon Rate, on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for or made available for payment. The Senior Notes shall bear interest, to the extent permitted by law, on any overdue principal and interest at the Coupon Rate, unless a Successful Remarketing shall have occurred, in which case interest on such amounts shall accrue at the Reset Rate from and after the Purchase Contract Settlement Date, in each case, compounded quarterly through the Purchase Contract Settlement Date and compounded semi-annually thereafter. The Reset Rate, if any, shall be established pursuant to the terms of the Indenture (as such term is defined on the reverse of this Senior Note) and the Remarketing Agreement. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Senior Note (or one or more predecessor Senior Notes) is registered at the close of business on the Regular Record Date for such Interest Payment Date.

          Except as set forth above, payment of the principal of and interest on this Senior Note will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, which shall initially be the corporate trust office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the holder at such address as shall appear in the security register or by wire transfer to an account appropriately designated by the holder entitled to payment. Payments with respect to any Global Senior Note will be made by wire transfer to the Depositary.

          Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

          Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CIT GROUP INC.

Name:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Senior Notes referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK,
as Trustee

By:

Authorized Signatory

REVERSE OF SENIOR NOTE

          This Senior Note is one of a duly authorized issue of securities of the Company (herein called the “Senior Notes”), issued and to be issued in one or more series under an Indenture (the “Base Indenture”), dated as of January 20, 2006, between the Company and The Bank of New York (as a successor to JPMorgan Chase Bank, N.A.), as Trustee (herein called the “Trustee”, which term includes any successor trustee), as amended and supplemented by the First Supplemental Indenture, dated as of February 13, 2007, between the Company and the Trustee (the “First Supplemental Indenture”), as amended and supplemented by the Second Supplemental Indenture, dated as of October 23, 2007, between the Company and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered. This Senior Note is one of the series designated on the face hereof, limited in aggregate principal amount to $[               ].

          All terms used in this Senior Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

          If a Special Event shall occur and be continuing prior to the earlier of the date of a Successful Remarketing and the Purchase Contract Settlement Date, the Company may, at its option, redeem the Senior Notes of this series in whole, but not in part, on any Interest Payment Date, at a price per Senior Note equal to the Redemption Price as set forth in the Indenture. In addition, the Company may redeem the Senior Notes, in whole or in part, on a date not earlier than November 12, 2012, at a price per Senior Note equal to the Redemption Price, as set forth in the Indenture. Except as set forth in the this paragraph and in Article III of the Second Supplemental Indenture, the Company may not redeem the Senior Notes at its option prior to the Maturity Date.

          Pursuant to Section 8.05 of the Second Supplemental Indenture, if there has not been a Successful Remarketing on or prior to the Final Remarketing Date, holders of Senior Notes will have the right (the “Put Right”) to require the Company to purchase such Senior Notes on the Purchase Contract Settlement Date, in the case of Separate Senior Notes upon a notice to the Trustee on or prior to the second Business Day prior to the Purchase Contract Settlement Date, at a price per Senior Note equal to the principal amount of the applicable Senior Note (the “Put Price”).

          The Senior Notes are not entitled to the benefit of any sinking fund and will not be subject to defeasance or covenant defeasance under Section 4.2 of the Base Indenture.

          If an Event of Default with respect to Senior Notes shall occur and be continuing, the principal of the Senior Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

          The Indenture permits, with certain exceptions as therein provided, the entry into one or more supplemental indentures for purposes of amending or modifying the rights and obligations of the Company and the rights of the holders of the Senior Notes under the Indenture or the Second Supplemental Indenture at any time by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Senior Notes at the time outstanding. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Senior Notes at the time outstanding, on behalf of the holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and the consequences thereof. Any such consent or waiver by the holder of this Senior Note shall be conclusive and binding upon such holder and upon all future holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

          Senior Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof, except as provided in Section 2.03 of the Second Supplemental Indenture.

          Except as provided in Section 2.04, of the Second Supplemental Indenture, the Senior Notes shall be issued in fully registered, certificated form, bearing identical terms. Principal of and interest on the Senior Notes will be payable, the transfer of such Senior Notes will be registrable, and such Senior Notes will be exchangeable for Senior Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York.

          No service charge shall be made for any registration of transfer or exchange of the Senior Notes, but the Company may require payment from the holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

          Pursuant to Section 2.04 of the Second Supplemental Indenture, Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued as Global Senior Notes. Except as otherwise provided in the Indenture, or except upon recreation of Corporate Units, Senior Notes represented by Global Senior Notes will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in certificated form. Unless and until such Global Senior Notes are exchanged for Senior Notes in certificated form, Global Senior Notes may be transferred, in whole but not in part, and any payments on the Senior Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

          The Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

          The Company agrees, and by acceptance of a Corporate Unit or a Separate Senior Note, each holder will be deemed to have agreed (1) to treat each beneficial owner of a Corporate Unit as the owner of the Applicable Ownership Interest in Senior Notes constituting a part of such Corporate Unit for U.S. federal income tax purposes and (2) not to treat the Senior Notes as contingent payment debt instruments for U.S. federal income tax purposes.

          THIS SENIOR NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Senior Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Senior Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

By:

Name:
Title:

as Trustee

By:

Name
Title:

Attest:

By:

Name:
Title:

SCHEDULE OF INCREASES OR DECREASES IN SENIOR NOTE

The initial principal amount of this Senior Note is $[        ]. The following increases or decreases in a part of this Senior Note have been made:

Date	Amount of decrease in principal amount of this Senior Note	Amount of increase in principal amount of this Senior Note	Principal amount of this Senior Note following such decrease (or increase)	Signature of authorized signatory of Trustee